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EXHIBIT 10

GRACE	Personnel Policies
Annual Incentive Compensation Program	Policy No. 8.40

PURPOSE:

        The Annual Incentive Compensation Program (AICP) is the bonus program for regular non-sales salaried employees in Bands 1-4 who are not eligible for any other annual incentive plan. Grace offers the AICP program as a way to share in the company's financial success.

        The AICP program was designed to support:

  1.
  The focus of employees on achieving financial performance targets

  2.
  The concept of measurements as a way to improve performance

  3.
  A "pay for performance" philosophy.

SCOPE:

        This policy covers all regular salaried employees in Bands 1-4 who are not eligible to participate in other incentive plans and whose individual performance rating is "good" or higher. Except as specified below, eligible employees must be actively employed by GRACE through the payout date, which will typically be made in early March. Awards will be prorated for eligible employees who did not work for GRACE for the full year.

POLICY:

        The pool is currently designed so that it will be funded based on the performance metrics emphasizing operating free cash flow ("OFCF") and core EBIT. The total incentive award pool is capped at 200% of the total of all targeted awards.

        Each year employees eligible for the AICP receive a letter informing them of their target award percentage (of base salary) for the current year. The grade that an employee's job is assigned to generally determines the target award percentage.

        It is expected that any employee whose performance is rated at the "Needs Improvement" or "Unsatisfactory" performance level will not receive an AICP award. The actual awards are determined based on the Company performance and management's evaluation of the employee's individual performance and contributions to Grace.

        The maximum actual award amount for any one individual is 300% of their targeted award, excluding members of the Corporate Leadership Team who are capped at 200%.

        The salary for non-US employees is converted to US dollars based on the current Finance exchange rate for incentive accrual. Their AICP award recommendation, which is initially determined in US dollars during the process, is then converted to a percent of salary. This percent is applied to their salary in local currency and the payment is made through their country's payroll system in local currency.

New Hires/Promotions

        New hires may be considered by management for prorated awards in the AICP program if they have more than three months' service during the applicable year (i.e. the employee commences employment prior to October 1st).

        An employee who is promoted from one eligible position to a higher-graded eligible position will have his/her award calculated and determined on the basis of the time in each position at the corresponding target award.

        In the case of employees entering the program from sales-incentive eligible jobs, their eligibility will commence when the employee becomes ineligible to participate in a sales incentive program as a result of the job change.

Terminations of Employment

        Employees whose employment terminates prior to the date on which awards are normally paid are generally not eligible for awards except in the case of death or disability.

Policy No: 8.40	Last Modified: March 2009

W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044	T 410.531-4574 F 410.531-4414 E fred.festa@grace.com W grace.com

Fred Festa
Chairman, President and Chief Executive Officer

Leadership Team AICP Letter

                             , 2009

Dear <First> <Last>:

I am pleased to advise you that you will be a participant in the 2009 GRACE Annual Incentive Compensation Plan. Your target performance award is <target number> (<target percentage>)% of your annual base salary as of December 31, 2009.

Grace will continue to be successful by being safe, staying focused on our customers, and delivering on our commitments to all of our stakeholders.

For 2009, we have revised the performance metrics to be based on operating free cash flow ("OFCF") and Core EBIT for total Grace rather than the individual performance of Davison and GCP. The generation of cash flow is critical for Grace, as well as other companies, to meet their obligations to all stakeholders. Each of us plays a key role in generating cash flow for Grace that includes the sale of our products, the collection of receivables, reducing inventories, negotiating with suppliers and controlling costs. Discuss with your managers what role you can play in generating cash and making Grace more successful in the future.

The achievement of your Award is based upon: your 2009 target amount, the Company's results (OFCF and EBIT) in 2009 and your individual performance.

The size of the 2009 AICP incentive pool is determined on two performance objectives (see attachment):

  •
  the generation of Grace 2009 core EBIT of at least 80% of Grace 2008 Core EBIT
  •
  OFCF. The 2009 OFCF target is $400 million

The 2009 AICP incentive pool would not be funded if Grace does not meet the 80% Core EBIT minimum or if Grace 2009 OFCF is below $300 million.

Actual awards are not determined solely by a formula, are subject to management discretion and may be increased or decreased from the target to a range from 0 to 2-times your target.

In order to receive payment of your award, you must maintain active employment with Grace through the date the payment is actually made. The award date is expected to be in March 2010. Awards are subject to income taxes and benefit deductions according to local regulation. Awards are made in a lump sum and payment of an award does not guarantee continued employment nor alter your at-will employment status.

Your contributions, hard work and individual performance and leadership in living the GRACE Vision and Values are critical to the overall success of the organization. I am pleased that we are able to provide this means of both recognizing your performance and sharing the results of our success.

Thank you for continuing to help build a better and safer Grace.

Alfred E. Festa
 Chairman, President and CEO

2009 INCENTIVE PLAN FORMULA
(Annual Incentive Plan)

Measurement	Attainment	Pool
EBIT (less than 80% of 2008)	<$239,760	0%
OFCF	<$300M
EBIT (greater than 80% of 2008)	>$239,760	25%
OFCF	$300M
EBIT (greater than 80% of 2008)	>$239,760	100%
OFCF	$400M
EBIT (greater than 80% of 2008)	>$239,760	200%
OFCF	$500M

2008 Core EBIT is $299,700

Pool is prorated on a straight line between 25%–100% and 100%–200% for intermediate levels of achievement

QuickLinks

  EXHIBIT 10
  PURPOSE
  SCOPE
  POLICY
  New Hires/Promotions
  Terminations of Employment